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[STAMP]                BANCO NACIONAL DE CREDITO, S.A.
                                   PAGERE

El equivalente en US$1,000,000.00                        Vencimiento:__________

Yo (nosotros), PriceSmart Dominicana, S.A., por el presente documento declaro
(amos), que debo (debemos) y pagare (pagaremos solidariamente) a la orden de BANCO NACIONAL DE CREDITO, S. A., domiciliado en la Ave. John F. Kennedy esq. Tiradentes, Santo Domingo, Republica Dominicana la suma de UN MILLON CON 00/100 dolares moneda de curso legal de los Estados Unidos de America, suma esta que he (hemos) recibido de dicho Banco en calidad de prestamo, a mi (nuestra) entera satisfaccion, para financiar importaciones bajo cartas de credito o credito de suplidor, y que me (nos) obligo (obligamos) a pagarla.

Me (nos) obligo (obligamos solidariamente) a pagarle al Banco intereses sobre la suma adeudada a la tasa de LIBOR A SEIS MESES mas 4.25% (Cuatro punto veinticinco porciento) anual. Esta tasa de interes podra ser aumentada o disminuida, una o mas veces, por el Banco. Los intereses se calcularan sobre el total de la suma del prestamo arriba mencionado, y se causaran hasta el dia en que esta obligacion sea cancelada. Convengo (convenimos) en que los intereses vencidos y no pagados en sus respectivas fechas se capitalizaran y devengaran los mismos intereses fijados para el capital.

En caso de repago del total o de una parte de la indicada suma, antes de la llegada de la fecha de vencimiento de este pagare, autorizamos al Banco, a cobrar una comision por penalidad de un dos por ciento (2%), calculado sobre las sumas pagadas por anticipado.

El incumplimiento de una sola mensualidad convertira este Credito en uno de plazo vencido, pudiendose exigir inmediatamente su pago total. De igual forma, se acelerara el vencimiento de este documento en el caso en que se dictase mandamiento de secuestro o embargo sobre cualesquiera de mis (nuestros) bienes, en caso de muerte de cualesquiera de nosotros, interdiccion, convenio judicial o extrajudicial de acreedores, suspension de pagos, insolvencia o declaratoria de quiebra contra mi (uno de nosotros), y en fin, por incumplimiento de cualesquiera de las obligaciones que mediante este instrumento asumo (asumimos).

Hago (hacemos) constar que el importe de este prestamo lo dedicare (dedicaremos) a operaciones de caracter mercantil. Todos los gastos de esta operacion, inclusive de los de cobranza judicial o extrajudicial, y honorarios de abogados, si los hubiere, sera por mi (nuestra) cuenta exclusiva.

Hago (hacemos) constar que renuncio (renunciamos) al domicilio, al protesto, a la presentacion de este documento, al aviso de que este ha sido desatendido, al beneficio de division y excision, a cualquier requerimiento exigido en caso de mora para hacer el pago, a los tramites de juicio ejecutivo y, desde ahora, relevo (relevamos) al Banco de la obligacion de prestar fianza en relacion con cualquier ejecucion o juicio referente a esta obligacion.

De igual forma manifiesto (manifestamos) que conozco (conocemos) y asumo (asumimos) todas y cada una de las obligaciones, terminos y condiciones aqui estipuladas. En fe de lo expresado firmo (firmamos) el presente documento en la ciudad de Santiago, Republica Dominicana, a los ____________ (_______) dias del mes de __________ del ano _____.



              [SEAL]
DEUDO PRICESMART DOMINICANA, S.A.      Firma(s) autorizada(s) /s/ [ILLEGIBLE]
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